UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Filed by a Party other than the Registrant     ☐
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☐      Preliminary Proxy Statement
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☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12
PARKWAY PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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PARKWAY PROPERTIES, INC.
One Jackson Place
Suite 1000
188 East Capitol Street
Jackson, Mississippi 39201
www.pky.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2009
To our Stockholders:
                    Notice is hereby given that the 2009 Annual Meeting of Stockholders (the “Meeting”), of Parkway Properties, Inc. (the “Company”), will be held at the Jackson Convention Complex, 105 Pascagoula Street, Jackson, Mississippi, at 2:00 p.m., Central time, on May 14, 2009 for the following purposes:
1.	To elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	To consider and ratify the appointment of KPMG LLP as independent accountants of the Company for the 2009 fiscal year; and

3.	To consider and take action upon such other matters as may properly come before the Meeting or any adjournment thereof.
                    All stockholders of record at the close of business on March 20, 2009 are entitled to notice of and to vote at the Meeting or any adjournment thereof.
                    We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Meeting.

J. Mitchell Collins
Executive Vice President, Chief Financial Officer and
Secretary
Dated: March 31, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

PROXY STATEMENT

ABOUT THE MEETING
What is the purpose of the Meeting?	1
Who is entitled to vote?	1
Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report as I did in previous years?	1
How can I get electronic access to the proxy materials?	2
Can I find additional information on the Company’s website?	2
How do I vote?	2
Will any other matters be voted on?	3
How many votes are needed to hold the Meeting?	3
How many votes are needed to elect the nominees for directors?	3
How many votes are needed to ratify the appointment of KPMG LLP as independent accountants of the Company for the 2009 fiscal year?	3
How are votes counted?	3
Can I change my vote after I have voted?	3
When are stockholder proposals to be included in the proxy material for the 2010 Annual Meeting of Stockholders due?	3
When are stockholder proposals to be introduced at the Meeting due if the proposal is not intended to be included in the proxy material for the 2010 Annual Meeting of Stockholders?	4
Who is soliciting the proxy and who pays the costs?	4
PROPOSAL 1 — ELECTION OF DIRECTORS	5
Nominees	5
BOARD GOVERNANCE	6
Independence	6
Stockholder Communication With the Board	6
Other Directorships and Trusteeships	6
Committees and Meeting Data	7
Report of the Audit Committee	8
EXECUTIVE OFFICERS	9
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	9
Compensation Discussion & Analysis	9
Compensation Committee Report	14
Additional Information Regarding Executive Compensation	14
Potential Payments Upon Change in Control	18
Compensation of Directors	19
Compensation Committee Interlocks	20
Certain Transactions and Relationships	21
OWNERSHIP OF COMPANY STOCK	22
Security Ownership of Certain Beneficial Owners	22
Security Ownership of Management	23
Section 16(a) Beneficial Ownership Reporting Compliance	24
CHANGE IN INDEPENDENT ACCOUNTANTS	24
PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
OTHER MATTERS	26

March 31, 2009
PARKWAY PROPERTIES, INC.
One Jackson Place
Suite 1000
188 East Capitol Street
Jackson, Mississippi 39201
www.pky.com

PROXY STATEMENT

          The following information is furnished in connection with the Annual Meeting of Stockholders (the “Meeting”) of Parkway Properties, Inc. (the “Company” or “Parkway”), to be held on May 14, 2009 at 2:00 p.m., Central time, at the Jackson Convention Complex, 105 Pascagoula Street, Jackson, Mississippi. This Proxy Statement, Annual Report, and Form of Proxy are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to stockholders on or about March 31, 2009.
ABOUT THE MEETING
What is the purpose of the Meeting?
          At the Meeting, stockholders will elect seven directors of the Company and ratify the appointment of KPMG LLP as independent accountants of the Company for the 2009 fiscal year. In addition, management will report on the performance of the Company and respond to questions from stockholders.
Who is entitled to vote?
          The record holder of each of the 15,369,802 shares of Company common stock, par value $0.001 per share (“Common Stock”) outstanding at the close of business on March 20, 2009 are entitled to vote at the Meeting. The holders of Common Stock are entitled to one vote for each share of Common Stock on each matter submitted to a vote at a meeting of stockholders.
Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report as I did in previous years?
          The Securities and Exchange Commission (“SEC”) rules now allow us to furnish proxy material to our stockholders on the Internet. In an effort to lower the costs of delivery of proxy materials, as well as to reduce the amount of paper utilized in the environment, we have elected to take advantage of these rules by only mailing materials to those stockholders that specifically request to receive a paper copy. All stockholders were mailed a Notice Regarding the Availability of Proxy Materials on or around March 31, 2009 that contained an overview of the proxy materials and explained several methods by which stockholders could view the proxy materials online or request to receive a copy of proxy materials via paper or email. There is NO charge for requesting a copy.

How can I get electronic access to the proxy materials?
          The Notice Regarding Availability of Proxy Materials will include a website address that will provide you with instructions regarding how to:
•	View our proxy materials for the Meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.
Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Can I find additional information on the Company’s website?
          Yes. Our website is located at www.pky.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of conduct, corporate governance guidelines, charters of board committees and reports that we file with the SEC. A copy of our code of conduct, corporate governance guidelines and each of the charters of our board committees may be obtained free of charge by writing to Parkway Properties, Inc., One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201, Attention: Investor Relations.
How do I vote?
          You can vote in any one of the following ways:
•	You can vote by mail by requesting a paper copy of the proxy materials, which will include a proxy card, and by signing and dating your proxy card and mailing it in the postage-paid envelope that will be provided. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (i.e., for the seven nominees for election as directors and for the proposal to ratify the appointment of KPMG LLP as independent accountants of the Company for the 2009 fiscal year).

•	You can vote by telephone by requesting a paper copy of the proxy materials and following the “Vote by Phone” instructions on the proxy card. Stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees.

•	You can vote electronically by using the Internet. You can access proxy materials and vote at www.proxyvote.com. To vote on the internet, you must have a shareholder identification number which was mailed to you on the Notice Regarding the Availability of Proxy Materials.

•	You can vote in person at the Meeting by delivering your completed proxy card or by completing a ballot available upon request at the Meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the Meeting.
Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

Will any other matters be voted on?
          We do not expect any other matters to be considered at the Meeting. However, if a matter not listed on the proxy card is legally and properly brought before the Meeting by a stockholder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of the Company. Under the Company’s Bylaws and SEC rules, stockholder proposals must have been received by March 9, 2009 to be considered at the Meeting. To date, we have received no stockholder proposals.
How many votes are needed to hold the Meeting?
          In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority (i.e., 50.1%) of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or on the internet, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.
How many votes are needed to elect the nominees for directors?
          Pursuant to the Company’s Bylaws, provided that a quorum is present at the Meeting, directors will be elected by a plurality of all the votes cast at the Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.
How many votes are needed to ratify the appointment of KPMG LLP as independent accountants of the Company for the 2009 fiscal year?
          Ratification of the appointment of KPMG LLP as the Company’s independent accountants for the 2009 fiscal year requires the affirmative vote of the holders of a majority of the votes cast on the proposal, provided that a quorum is present at the Meeting.
How are votes counted?
          For purposes of the election of directors and the ratification of the appointment of KPMG LLP as the Company’s accountants, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
Can I change my vote after I have voted?
          You can revoke your proxy and change your vote at any time before the polls close at the Meeting. You can do this by:
•	filing with the Secretary of the Company a written revocation or signing and submitting another proxy with a later date; or

•	attending the Meeting, withdrawing the proxy and voting in person.
When are stockholder proposals to be included in the proxy material for the 2010 Annual Meeting of Stockholders due?
          Stockholder proposals submitted for inclusion as a stockholder proposal in the Company’s proxy materials for the 2010 Annual Meeting of Stockholders must be received at the Company’s offices no later than December 1, 2009. Stockholder proposals should be sent to the Secretary of the Company at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201. We recommend proposals be sent via certified mail, return receipt requested. The notice of a stockholder proposal must satisfy the requirements for stockholder proposals under the federal securities laws.

When are stockholder proposals to be introduced at the Meeting due if the proposal is not intended to be included in the proxy material for the 2010 Annual Meeting of Stockholders?
          For any stockholder proposal to be presented in connection with the 2010 Annual Meeting of Stockholders, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, a stockholder must give timely written notice thereof in writing to the Secretary of the Company in compliance with the advance notice and eligibility requirements contained in the Company’s Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal.
          In the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.
          Based upon a meeting date of May 14, 2010 for the 2010 Annual Meeting of Stockholders, a qualified stockholder intending to introduce a proposal or nominate a director at the 2010 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 15, 2010 and not earlier than February 13, 2010.
          The advance notice provisions in the Company’s Bylaws also provide that in the case of a special meeting of stockholders called for the purpose of electing one or more directors, a stockholder may nominate a person or persons (as the case may be) for election to such position if the stockholder’s notice is delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to the special meeting and not later than the close of business on the later of the 60th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.
          The specific requirements of these advance notice and eligibility provisions are set forth in Article II, Section 11 of the Company’s Bylaws, a copy of which is available upon request. Such requests and any stockholder proposals should be sent to the Secretary of the Company at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201.
Who is soliciting the proxy and who pays the costs?
          The enclosed proxy for the Meeting is being solicited by the directors of the Company. The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mails, proxies may be solicited by the directors and their agents (who will receive no additional compensation therefor) by means of personal interview, telephone, facsimile, email or other electronic means and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

PROPOSAL 1 — ELECTION OF DIRECTORS
          In accordance with the Bylaws of the Company, the Board of Directors has by resolution fixed the number of directors to be elected at the Meeting at seven. All seven positions on the Board are to be filled by the vote of the stockholders at the Meeting. Each person so elected shall serve until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified.
          All nominees are currently serving as directors of the Company and were elected at the 2008 Annual Meeting of Stockholders. Martin L. Garcia, who has served as a director since 1998, has indicated that he will not be standing for re-election to the Company’s Board of Directors. Mr. Garcia has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
          Unless instructed otherwise, proxies will be voted FOR the nominees listed below. Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, your proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.
          The following provides certain information regarding the nominees for election to the Company’s Board of Directors. Each individual’s name, position with the Company and tenure is indicated. In addition, the principal occupation and business experience for the past five years is provided for each nominee and unless otherwise stated, each nominee has held the position indicated for at least the past five years.
Nominees

DANIEL P. FRIEDMAN, Age 51	Elected to Board in 2002
          Since 2000, Mr. Friedman has been a managing member of Radiant Partners, LLC, a real estate company. From 2000 to 2004, Mr. Friedman served as the Vice Chairman of Imperial Parking Corporation. From 1998 to 2001, he served as President and Chief Executive Officer of First Union Real Estate Equity and Mortgage Investments, a real estate investment trust.

ROGER P. FRIOU, Age 74	Elected to Board in 1995
          Since 1997, Mr. Friou has been a managing member of 1997 Properties, LLC, a private real estate investment company. He is a member of the Audit Committee and Investment Committee of the University of Mississippi Foundation. He serves as a director of Daily Equipment Company, a lift truck sales and leasing company, and of the Luckyday Foundation. He served as Vice Chairman and Chief Financial Officer of Jitney Jungle Stores of America, Inc., a regional supermarket chain, for more than five years until 1997.

MICHAEL J. LIPSEY, Age 59	Elected to Board in 1997
          Mr. Lipsey is President of The Lipsey Company, a training and consulting firm specializing in the commercial real estate industry. Mr. Lipsey has served as President of The Lipsey Company since 1987.

STEVEN G. ROGERS, Age 54	Elected to Board in 1996
          Mr. Rogers is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company since 1993 and a Director since 1996. From 1993 to 1997, Mr. Rogers was the Chief Operating Officer of the Company and, from 1988 to 1993, was a Senior Vice President of the Company.

LELAND R. SPEED, Age 76	Elected to Board in 1978
          Mr. Speed has served as the Chairman of the Board of the Company since 1980 and a Director since 1978. He is also Chairman of the Board of EastGroup Properties, Inc. He served as Chief Executive Officer of the Company and EastGroup Properties, Inc. until 1997. Mr. Speed is not involved in the operation of the business of either company on a day to day basis. From 2004 to 2006, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency.

TROY A. STOVALL, Age 44	Elected to Board in 2007
          Since 2004, Mr. Stovall has served as the Senior Vice President, Finance & Operations of Jackson State University (“JSU”). He also serves as Treasurer of the JSU Development Foundation, Director for the Mississippi eCenter Foundation and Executive Director of the JSU Educational Building Corporation. Prior to joining JSU, Mr. Stovall founded LeMaile Stovall LLC, a management consulting firm.

LENORE M. SULLIVAN, Age 51	Elected to Board in 2004
          Since 2007, Ms. Sullivan has been a partner in Perella Weinberg Partners LP, a financial services firm. From 2002 until 2007, Ms. Sullivan served as the Associate Director for the Center of Real Estate Finance at the University of Texas at Austin. From 2000 to 2002 she was Vice President of Hunt Private Equity Group, Inc., a private equity fund, and from 1992 to 2000 she was the President and co-owner of Stonegate Advisors, an investment banking firm.
          Our Board recommends that you vote FOR the nominees listed above.
BOARD GOVERNANCE
Independence
          The Board, on recommendation of the Corporate Governance and Nominating Committee, has determined that each current director, other than Mr. Speed, the Company’s Chairman, Mr. Rogers, the Company’s President and Chief Executive Officer, and Mr. Lipsey, is “independent” as defined by the listing standards of the New York Stock Exchange (“NYSE”). In determining that Mr. Lipsey was not “independent”, the Board considered the role that Mr. Lipsey’s son currently serves the Company as a Vice President and Fund II Manager, as well as the fact that The Lipsey Company, of which Mr. Lipsey is President, received approximately $6,000 from the Company during 2008 for providing training sessions for leasing agents of the Company. No other directors have any material relationships with the Company.
Stockholder Communication With the Board
          The Board of Directors has appointed Michael J. Lipsey as “Lead Director.” This position does not require independence under the rules as promulgated by the NYSE. Shareholders can find out information about the Lead Director at our website, www.pky.com. The Lead Director presides over the meetings of the non-management directors of the Company. The non-management directors of the Company hold quarterly meetings. Stockholders and other parties interested in communicating directly with the Lead Director or with the non-management directors as a group may do so by writing to Lead Director, Parkway Properties, Inc., One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201. Correspondence so addressed will be forwarded directly to the Lead Director.
Other Directorships and Trusteeships
          Members of the Board of Directors serve on the Boards of Directors or the Boards of Trustees of the following publicly-held companies:

Director	Company
Leland R. Speed	EastGroup Properties, Inc.
Troy A. Stovall	Internet America, Inc.
Lenore M. Sullivan	HFF, Inc.

Committees and Meeting Data
          The Board of Directors has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board has adopted a written charter for each of these committees, which is available on our website at www.pky.com under “Investor Relations.”
          The Audit Committee of the Board of Directors currently consists of Mr. Friou (Chairman), Mr. Stovall and Ms. Sullivan. The Audit Committee met nine times during the year ended December 31, 2008. See “Report of the Audit Committee.” The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent public accountants. Each member of the Audit Committee has been designated as an “Audit Committee financial expert” in accordance with the SEC rules and regulations and the Board has determined that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.
          The Compensation Committee of the Board currently consists of Mr. Friedman (Chairman), Mr. Garcia and Mr. Stovall. The Compensation Committee met four times during the year ended December 31, 2008. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs.
          The Corporate Governance and Nominating Committee currently consists of Mr. Garcia (Chairman), Mr. Stovall and Ms. Sullivan. The Corporate Governance and Nominating Committee met three times during the year ended December 31, 2008. As set forth in its Charter, the responsibilities of the Corporate Governance and Nominating Committee include assessing Board membership needs and identifying, screening, recruiting, and presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and evaluation of the Board and management.
          The Board of Directors has adopted Corporate Governance Guidelines. The guidelines are available on the Company’s website (www.pky.com) under “Investor Relations.” Under the guidelines, the Corporate Governance and Nominating Committee will take into account stockholder input with respect to processes and criteria for director selection, as such stockholders may influence the composition of the Board. Under this principle, the Corporate Governance and Nominating Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Company’s Secretary at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201, within the time periods set forth under “About the Meeting — When are stockholder proposals to be introduced at the meeting due if the proposal is not intended to be included in the proxy material for the 2010 annual meeting of stockholders?” above.
          In identifying suitable candidates for nomination as a director, the Corporate Governance and Nominating Committee will consider the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. In evaluating such skills and characteristics, the Corporate Governance and Nominating Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. The Corporate Governance and Nominating Committee will consider nominees suggested by incumbent Board members, management, shareholders and, in certain circumstances, outside search firms.
          During the year ended December 31, 2008, the full Board of Directors met seven times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees of the Board on which he or she served. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. In addition, each director is expected to attend the Annual Meeting of Stockholders. In 2008, six of the directors attended the Annual Meeting of Stockholders.

Report of the Audit Committee
          The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.
          The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter. A complete copy of the Audit Committee charter is available in the Investor Relations section of the Company’s website: www.pky.com. The Board has determined that Roger P. Friou, Troy A. Stovall and Lenore M. Sullivan are “Audit Committee financial experts” as defined in the current rules of the SEC.
          Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.
          The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with the Company’s independent accountant without management being present. The Committee met nine times during 2008, and the Chairman of the Committee met individually on a number of occasions with the Company’s independent registered public accounting firm and management. In the course of fulfilling its oversight responsibilities, the Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with the Company’s independent registered public accounting firm matters required to be discussed, pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with KPMG LLP matters relating to its independence and has received from KPMG LLP the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also has received from KPMG LLP and reviewed the internal quality control report required to be reviewed pursuant to Section 303A.07(c)(iii)(A) of the NYSE listing standards.
          On the basis of the reviews and discussions the Audit Committee has had with the Company’s independent registered public accounting firm and management, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Submitted by:

ROGER P. FRIOU, CHAIRMAN
TROY A. STOVALL
LENORE M. SULLIVAN

EXECUTIVE OFFICERS
          The following provides certain information regarding the current executive officers (the “Named Executive Officers”) of the Company. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years. There are no family relationships between any of the directors or executive officers of the Company.
STEVEN G. ROGERS, Age 54
          Mr. Rogers is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company since 1993 and a Director since 1996. From 1993 to 1997, Mr. Rogers was the Chief Operating Officer of the Company and, from 1988 to 1993, was a Senior Vice President of the Company.
J. MITCHELL COLLINS, Age 40
          Mr. Collins has served as the Company’s Executive Vice President, Chief Financial Officer and Secretary since March 2008. Prior to joining the Company, he was the Executive Vice President and Chief Financial Officer of Equity Inns, Inc. (a public hotel REIT) from 2004 until 2007. He served as the Executive Vice President and Chief Financial Officer of ResortQuest International, Inc. (a public resort property management company) from 2000 until 2004. He served as a senior manager with Arthur Andersen LLP from 1990 to 2000.
WILLIAM R. FLATT, Age 34
          Mr. Flatt has served as the Company’s Executive Vice President since 2005 and Chief Operating Officer since December 2007. He served as Chief Financial Officer from 2005 to December 2007 and Secretary from 2005 until February 2008. He served as Vice President and Asset Manager of the Company from 2001 to 2005 and the Company’s Vice President of Investor Relations from 1999 to 2001. He has also served as a Vice President of Parkway Realty Services, L.L.C. (“Parkway Realty”) since 1998.
JAMES M. INGRAM, Age 52
          Mr. Ingram has been an Executive Vice President of the Company and its Chief Investment Officer since 2003. He was a Senior Vice President of the Company from 1997 to 2003 and a Vice President of the Company from 1994 to 1997, and an Asset Manager from 1989 to 2003. He has also served as President of Parkway Realty since 1998.
MANDY M. POPE, Age 40
          Ms. Pope has served as a Senior Vice President of the Company since 2003 and Controller of the Company since 2001. She served as Interim Chief Financial Officer from December 2007 until March 2008. From 2001 to 2003 she was a Vice President and from 1997 to 2001 was the Assistant Controller of the Company.
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion & Analysis
The Compensation Committee
          The Compensation Committee of the Board of Directors consists of Mr. Friedman, Mr. Garcia and Mr. Stovall. Mr. Friedman, who has served on the Board of Directors for approximately seven years, is the Committee Chairman. Each member of the Compensation Committee qualifies as an independent director under NYSE listing standards. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available at www.pky.com under “Investor Relations.” The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held four meetings during fiscal 2008 and has held two meetings so far during fiscal 2009. The Compensation Committee typically meets with senior management and, where appropriate, with outside advisors. The Compensation Committee considers whether to engage a consultant to assist it in developing compensation programs and has engaged such consultants from time to time. In 2008, the Compensation Committee retained FPL Associates L.P., a nationally recognized compensation consulting firm specializing in the real estate industry, to provide services related to the long-term equity compensation component of total compensation. The Compensation Committee also regularly meets in executive session without management.
The Compensation Committee Process
          Management plays a significant role in the compensation-setting process, other than compensation of the Chief Executive Officer which is determined solely by the Compensation Committee. The most significant aspects of management’s role are evaluating employee performance, recommending business performance targets and objectives, and recommending salary levels and incentive compensation awards. Members of management work with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting.
          The Compensation Committee meets in executive session each year to evaluate the performance of the Chief Executive Officer, to determine his bonus, if any, for the prior fiscal year, and to establish performance objectives for the current fiscal year. Additionally, the Compensation Committee sets the base salaries for the next calendar year for the Named Executive Officers and considers and approves any grants to them of equity incentive compensation.
          Generally in the first quarter of each fiscal year, the Compensation Committee establishes corporate performance objectives for the Named Executive Officers and individual performance objectives for the Chief Executive Officer. The Chief Executive Officer establishes the individual performance objectives for the other Named Executive Officers. The Compensation Committee engages in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets and reviews the appropriateness of the financial measures used in incentive plans. The Compensation Committee establishes targeted compensation levels for each of the Named Executive Officers. In making this determination, the Compensation Committee considers historical compensation levels, competitive pay practices at other companies in the REIT industry prepared by the National Association of Real Estate Investment Trusts and other independent research organizations, and the relative compensation levels among the Company’s Named Executive Officers. The Compensation Committee may also consider industry conditions and the overall effectiveness of the Company’s compensation program in achieving desired performance levels.
Compensation Philosophy
          The Compensation Committee seeks to achieve the following goals with the Company’s executive compensation programs:
•	To provide total compensation for executives sufficient to attract and retain individuals whose talents and abilities allow the Company to accomplish its strategies.

•	To align the interests of management and stockholders through the use of incentive compensation directly related to corporate performance and through the use of stock-based incentives that result in increased Common Stock ownership by management.

•	To encourage teamwork at all levels of the organization.
          The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its stockholders.

Elements of Executive Compensation
          The key elements of executive compensation are base salary, annual incentive compensation and long-term incentive compensation. With respect to the Company’s more senior officers, incentive compensation makes up a significant percentage of total compensation.
          Annual Base Compensation. The main purpose of annual base compensation is to provide salary levels sufficient to attract and retain executive officers. In determining annual base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at other public real estate investment trusts and internal pay equity. For Mr. Rogers, the Company’s Chief Executive Officer, the Compensation Committee concluded that a base salary of $544,039 was appropriate in this regard for 2008. For 2008, the Compensation Committee similarly concluded that the appropriate annual base salaries of the Company’s other Named Executive Officers should range from approximately $165,000 to $280,000 as set forth herein in the Summary Compensation Table.
          Annual Cash Incentive Compensation. The Compensation Committee believes that annual cash incentive compensation payable to the officers of the Company should be based upon the Company’s performance and should align the interests of management with those of the Company’s stockholders. For 2008, the maximum cash incentive compensation was based on a percentage of the executive’s base compensation ranging from 30% to 60%. The Compensation Committee determined that 50% of each officer’s cash incentive compensation would be based on the attainment of formulated targets for Adjusted Funds from Operations (“FFO”) per diluted share and 50% would be based on the attainment of individual goals specific to the officer’s area of responsibility. The Company computes Adjusted FFO in accordance with the National Association of Real Estate Investment Trusts’ definition of FFO with adjustments for non-cash or non-recurring items including the amortization of above/below market leases, charges for impairment of value to real estate, expenses related to the early extinguishment of debt, the expense of original issue costs associated with redemption of preferred stock, the gain or loss on sales of real property and similar adjustments (e.g., unplanned asset acquisitions or dispositions) that may be made in the Compensation Committee’s sole discretion. In addition, Adjusted FFO does not include any expense related to the issuance of performance-based restricted stock awards. The Compensation Committee believes that measuring management’s performance based on Adjusted FFO is more reflective of the continuing operating cash flows of the Company. The Company achieved 50% of the Adjusted FFO target for 2008, resulting in the officers earning 50% of their relevant bonus amounts related to such target.
          The individual performance goals vary considerably from one executive to another, as a reflection of their different roles within the Company. Generally, the goals of the executives involve targets for acquisitions and dispositions within the criteria set by the Company and by discretionary fund and joint venture partners, certain balance sheet reporting goals, targets for occupancy and rental rate growth, improvement in processes for operational and financial reporting, and building highly successful teams. After the end of each year, each officer’s performance is assessed by the officer’s direct supervisor (or the Compensation Committee in the case of the Chief Executive Officer). Based upon these evaluations, the Chief Executive Officer determines the appropriate bonus to be paid to each Named Executive Officer, other than himself, and makes a report to the Compensation Committee. The Compensation Committee determines the appropriate bonus to be paid to the Chief Executive Officer. For 2008, the Named Executive Officers earned 66% to 100% of their relevant bonus amounts relating to these individual performance goals. Accordingly, the cash incentive compensation amounts set forth herein in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” were paid to the Named Executive Officers as part of 2008 compensation.
          Performance-Based Long-Term Incentives. The Company granted a total of 35,791 performance-based restricted stock awards to its officers in connection with the implementation of the Company’s three-year operating plan, referred to as the GEAR UP Plan, that ended December 31, 2008. The performance target set by the Compensation Committee corresponded to the Company’s GEAR UP Plan, which had a target of Cumulative Adjusted Funds Available for Distribution (“FAD”) of $7.18 per diluted share cumulative over a three-year period beginning January 1, 2006. Management and the Compensation Committee believed an Adjusted FAD goal provided an effective alignment with the shareholders by focusing the team on maximizing income from operations while being mindful of capital expenses and ultimately the funds available to cover the Company’s dividend. Cumulative Adjusted FAD is calculated as the sum of Adjusted FAD for each of the three years of the plan. Actual Cumulative Adjusted FAD for the three-year period was $7.20 per diluted share, therefore each officer’s interest in such performance-based restricted stock awards vested on January 10, 2009, provided they were employed by the Company on such date. The number of performance-based restricted stock awards previously granted under the GEAR UP Plan to each Named Executive Officer is set forth in the Outstanding Equity Awards at 2008 Fiscal Year-End table under the heading “Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested.” These shares subsequently vested on January 10, 2009.
          Time-Based Long-Term Incentives. Under the Long-Term Incentive component of Total Compensation in 2008, the Company granted a total of 36,975 shares of time-based restricted stock awards to the Company’s officers. Provided that the officer remains employed by the Company, these shares of restricted stock will vest four years from the date of grant. The number of time-based equity awards granted to each Named Executive Officer in 2008 are set forth in the 2008 Grants of Plan-Based Awards table below.
          Other Compensation. The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company matching contributions to the Named Executive Officers’ 401(k) accounts, the amount of premium paid by the Company for group term life insurance, and the reimbursement of relocation costs in 2008. For 2009, the Compensation Committee reduced certain benefits of the Named Executive Officers and of all other employees of the Company, including reductions in certain 401(k) discretionary contributions and wellness program benefits. The Company continues to provide single health insurance, long-term disability, long-term care insurance, and medical reimbursement plans that do not discriminate in scope, terms or operation in favor of the Company’s officers and are therefore not included herein in the Summary Compensation Table.
Chief Executive Officer Compensation
          The Compensation Committee meets annually to evaluate Mr. Rogers’ performance and to determine his compensation. In considering Mr. Rogers’ compensation, the Compensation Committee considers his principal responsibilities, which are to provide overall vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain strong relationships with the overall investment and financial community. During 2008, the Company achieved several important objectives which the Compensation Committee believes Mr. Rogers was instrumental in accomplishing. These include implementation and execution of the Company’s goals under the GEAR UP Plan, including asset recycling, customer retention and occupancy, as well as Mr. Rogers’ success in mentoring team members and fostering an overall environment of leadership and teamwork.
          The Compensation Committee reviewed a summary listing of all of Mr. Rogers’ compensation and perquisites received from the Company. Based upon all relevant factors, the Compensation Committee believes that Mr. Rogers’ total compensation is reasonable.
Compensation Policies
          Internal Pay Equity. The Compensation Committee believes that internal equity is an important factor to be considered in establishing compensation for the officers. The Compensation Committee has not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other officers, but it does review compensation levels to ensure that appropriate equity exists. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if it deems such a policy to be appropriate.
          Compensation Deductibility Policy. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company may not receive a federal income tax deduction for compensation paid to the Chief Executive Officer or any of the four other most highly compensated executive officers to the extent that any of the persons receive more than $1,000,000 in non-performance-based compensation in any one year. None of the Company’s officers received more than $1,000,000 in non-performance-based compensation during 2008, so Section 162(m) is inapplicable to the Company. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on the Company’s federal income tax returns.

          Timing of Grants. Stock awards to the Company’s officers are typically granted annually in conjunction with the review of the individual performance of each officer. This review takes place at a regularly scheduled meeting of the Compensation Committee. Additionally, stock awards are granted to each non-employee director on the date of the Company’s annual meeting of stockholders, in accordance with the terms of Company’s 2001 Non-Employee Directors Equity Compensation Plan, as amended (the “2001 Directors Plan”).
          Stock Ownership Guidelines. The Board of Directors believes that it is important for directors and officers to acquire a substantial ownership position in the Company to underscore the level of commitment the management team has to the future success of the business and to align their economic interests with that of the shareholders. In 2007, the Company adopted a stock retention policy for directors that restricts non-employee directors, subject to limited exceptions, from transferring, during his or her tenure, Common Stock that would cause the director to beneficially own less than 12,000 shares of Common Stock immediately after the transfer. In addition, the Company’s guidelines strongly encourage Common Stock ownership by officers as follows:

Share Ownership at a
Title	Multiple of Base Salary
Chairman/Chief Executive Officer/President	4 times
Other Executive and Senior Officers	3 times
Vice Presidents	2 times
2009 Compensation Program
          In January 2009, the Compensation Committee approved 2009 annual base salaries for the Named Executive Officers, which did not reflect any increase over the annual base salaries for 2008. The maximum cash incentive bonus that each of the Company’s Named Executive Officers is eligible to receive with respect to 2009 is calculated as a percentage of base salary for each officer as follows: Mr. Rogers (30%), Mr. Collins (25%), Mr. Flatt (25%), Mr. Ingram (20%) and Ms. Pope (15%). For each of the Named Executive Officers, the maximum cash incentive bonus percentage represents a 50% decrease over the maximum bonus percentage established by the Compensation Committee with respect to 2008. Of the total potential cash incentive award for each officer, 100% will be awarded at the discretion of the officer’s immediate supervisor or the Compensation Committee, as the case may be, based on the achievement of predetermined individual performance goals that pertain to the officer’s area of responsibility. Performance goals for 2009 are similar in nature to the goals under the 2008 plan as discussed above.
          On February 3, 2009, the Compensation Committee established the terms of the Company’s 2009 equity compensation program. The Committee awarded a total of 120,000 shares of performance-based restricted stock to 23 officers of the Company, including awards to the Named Executive Officers that are set forth in the 2009 Compensation Program table below. In determining the restricted stock awards for 2009, the Compensation Committee considered the total potential annual cash incentive for 2009, which was 50% of the amount available to officers in 2008, and the total value of the restricted shares relative to prior years.
          The 2009 equity compensation program for the Company’s Named Executive Officers focuses on the following metrics: the Company’s Adjusted FFO per diluted share in 2009 (50% of the award) and 2009 strategic objectives as recommended by management and approved by the Compensation Committee, consisting of continuing compliance with long-term debt financial covenants (20% of the award), certain investment goals under the Teacher Retirement System of Texas’ $750 million discretionary fund (20% of the award), and the reduction to a pre-determined maximum level of borrowings under the Company’s line of credit (10% of the award). With respect to the Adjusted FFO component, the Compensation Committee has established a threshold and a maximum performance goal for 2009 and the award is earned pro-rata once the threshold performance goal is achieved. The Compensation Committee has determined that any adjustments to FFO (as computed in accordance with standards established by the National Association of Real Estate Investment Trusts) should include the amortization of above/below market leases, charges for impairment of value to real estate, expenses related to the early extinguishment of debt, the expense of original issue cost associated with redemption of preferred stock, the gain or loss on sales of real property and similar adjustments that may be made in the Compensation Committee’s sole discretion. With respect to each of the strategic objectives, that portion of the award is earned on an “all or nothing” basis. The issued shares will vest 25% upon measurement of the goals at the end of the performance period and the remaining 75% will vest in three equal, annual installments, unless accelerated under certain circumstances. During the restricted period, restricted shares will have voting rights. Dividends will accrue from the date of grant and will be paid as the shares vest.
          The following table lists the 2009 salary and stock awards for each Named Executive Officer as well as the maximum non-equity incentive plan compensation that such officer is eligible to receive with respect to 2009 if the individual performance goals are met or exceeded:

		Maximum Possible	(1)	(2)
		Payout Under Non-	2009	Grant Date
	2009	Equity Incentive	Stock	Fair Value of
Name	Salary	Plan Awards	Awards (#)	Stock Awards

Steven G. Rogers	$544,405	$163,322	24,000	$348,240
J. Mitchell Collins	$260,000	$65,000	13,500	$212,760
William R. Flatt	$280,000	$70,000	13,500	$212,760
James M. Ingram	$233,757	$46,751	8,000	$126,080
Mandy M. Pope	$165,000	$24,750	7,000	$110,320

(1)	On February 3, 2009, the Compensation Committee granted performance-based restricted stock awards to the Company’s officers. These grants are described under the “2009 Compensation Program.”

(2)	Represents the grant date fair value of the awards determined in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”). The grant date fair value is calculated by multiplying the number of restricted shares granted by the closing price of the Company’s Common Stock on the date of grant.
Compensation Committee Report
          The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

DANIEL P. FRIEDMAN, CHAIRMAN
MARTIN L. GARCIA
TROY A. STOVALL
Additional Information Regarding Executive Compensation
Summary Compensation Table
          The following table summarizes for the years ended December 31, 2008, 2007 and 2006, the amount of compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and its three other executive officers.

				(2)
			(1)	Non-Equity	(3)
Name and		Base	Stock	Incentive Plan	All Other
Principal Position	Year	Salary	Awards	Compensation	Compensation	Total

Steven G. Rogers	2008	$544,039	$591,872	$189,453	$14,184	$1,339,548
President and Chief	2007	$528,549	$272,260	$222,350	$19,684	$1,042,843
Executive Officer	2006	$400,089	$159,296	$118,750	$13,684	$691,819

J. Mitchell Collins	2008	$210,984	$51,474	$76,482	$111,937	$450,877
Executive Vice
President and Chief
Financial Officer (4)

William R. Flatt	2008	$278,846	$245,665	$87,500	$14,184	$626,195
Executive Vice	2007	$230,000	$85,859	$90,563	$19,684	$426,106
President and Chief	2006	$179,039	$29,376	$34,200	$13,455	$256,070
Operating Officer

James M. Ingram	2008	$233,600	$295,897	$67,790	$14,184	$611,471
Executive Vice	2007	$226,949	$136,091	$79,433	$19,684	$462,157
President and Chief	2006	$217,747	$79,609	$49,900	$13,684	$360,940
Investment Officer

Mandy M. Pope	2008	$164,836	$144,317	$37,125	$13,506	$359,784
Senior Vice President	2007	$145,000	$62,790	$38,063	$15,679	$261,532
and Controller (4)	2006	$128,092	$35,678	$18,000	$11,484	$193,254

(1)	Represents the proportionate amount of the total fair value of stock awards recognized for financial accounting purposes by the Company as an expense in 2008, 2007 and 2006, respectively. The fair values of these awards and the amounts expensed were determined in accordance with SFAS 123R. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC. In 2008, the following amounts were included in expense for each Named Executive Officer related to the achievement of the GEAR UP Plan strategic goal discussed under the heading “Elements of Executive Compensation — Performance-Based Long-Term Incentives”: Mr. Rogers ($268,938), Mr. Collins ($31,832), Mr. Flatt ($134,469), Mr. Ingram ($134,469) and Ms. Pope ($64,545). The GEAR UP Plan covered the three years, 2006, 2007 and 2008, however, no expense related to the achievement of the goals was recognized in 2007 or 2006 under generally accepted accounting principles.

(2)	The amount shown in this column reflects the cash award to each Named Executive Officer discussed in further detail under the heading “Elements of Executive Compensation — Annual Cash Incentive Compensation.”

(3)	The amount shown in this column represents the Company’s contribution to its 401(k) Plan for the Named Executive Officer’s benefit and the amount of premium paid by the Company for group term life insurance on the Named Executive Officer’s life. The value of perquisites and other personal benefits, including disability and long-term care insurance, certain wellness plan benefits and parking, are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Executive Officer. For Mr. Collins, this column includes reimbursement of relocation costs in 2008 of $98,342.

(4)	Mr. Collins was appointed Executive Vice President, Chief Financial Officer and Secretary of the Company effective March 1, 2008. Mr. Collins received an annual base salary of $260,000, pro-rated from March 1, 2008 to December 31, 2008. Ms. Pope served as Interim Chief Financial Officer from December 3, 2007 until March 1, 2008.

2008 Grants of Plan-Based Awards
          The following table summarizes the threshold and maximum possible cash incentive compensation payable to the Named Executive Officers for 2008 based on the performance goals established by the Compensation Committee on January 14, 2008. The table also includes the number of time-based and performance-based restricted stock awards granted to the Named Executive Officers in 2008.

	(1)		(2)
	Estimated Future Payout Under		All Other	(3)
	Non-Equity Incentive Plan Awards		Stock Awards:	Grant Date
	Threshold	Maximum	Number of Shares	Fair Value of
Name	($)	($)	of Common Stock (#)	Stock Awards

Steven G. Rogers	$81,661	$326,643	6,250	$199,938
J. Mitchell Collins	$27,083	$108,333	3,475	$126,421
William R. Flatt	$35,000	$140,000	3,125	$99,969
James M. Ingram	$23,376	$93,503	3,125	$99,969
Mandy M. Pope	$12,375	$49,500	2,125	$67,979

(1)	Represents the possible payout with respect to individual and Company performance goals that were established by the Compensation Committee on January 12, 2008. The actual amount of cash incentive compensation earned by each Named Executive Officer in 2008 is reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	On January 14, 2008, the Compensation Committee granted time-based restricted stock awards to the Company’s officers, other than Mr. Collins. These shares of restricted stock will vest January 14, 2012 provided that the officer remains employed by the Company. When Mr. Collins joined the Company, the Compensation Committee granted him an award of 2,600 time-based restricted shares that will vest on March 3, 2012, and 875 performance-based restricted shares that vested upon achievement of the GEAR UP goal. Dividends on time-based restricted stock awards are paid currently at the same rate as on all other shares of the Company’s Common Stock.

(3)	Represents the grant date fair value of the award determined in accordance with SFAS 123R. The grant date fair value is calculated by multiplying the number of restricted shares granted by the closing price of the Company’s Common Stock on the date of grant.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards			Stock Awards
						(3)	(2)
						Equity	Equity
	(1)				(2)	Incentive	Incentive
	Number of			Number of	Market Value	Plan Awards:	Plan Awards:
	Securities			Shares of	of Shares of	Number of	Market Value
	Underlying	Option		Stock That	Stock That	Unearned	of Unearned
	Unexercised	Exercise	Option	Have Not	Have Not	Shares That	Shares That
	Options	Price	Expiration	Vested	Vested	Have Not	Have Not
Name	(#)	($)	Date	(#)	($)	Vested (#)	Vested ($)

Steven G. Rogers	24,375	$30.125	05/30/2010	43,750 (4)	$787,500	6,250	$112,500
	9,000	$33.65	07/22/2011

J. Mitchell Collins	—	$—	—	2,600 (5)	$46,800	875	$15,750

William R. Flatt	2,094	$30.125	05/30/2010	11,875 (6)	$213,750	3,125	$56,250
	2,500	$33.65	07/22/2011

James M. Ingram	—	$—	—	21,375 (7)	$384,750	3,125	$56,250

Mandy M. Pope	835	$33.65	07/22/2011	10,125 (8)	$182,250	1,500	$27,000

(1)	All stock options are currently exercisable.

(2)	Determined based on the closing price of the Company’s Common Stock ($18.00) on December 31, 2008.

(3)	These restricted stock awards vested in 2009 upon the Compensation Committee’s certification that the Cumulative Adjusted FAD performance goal related to the GEAR UP Plan was met.

(4)	Mr. Rogers’ restricted stock holdings as of December 31, 2008 vest as follows, provided that he remains employed by the Company on such dates: 25,000 shares on January 2, 2010; 6,250 shares on July 1, 2010; 6,250 on January 12, 2011 and 6,250 on January 14, 2012.

(5)	Mr. Collins’ restricted stock holdings as of December 31, 2008 vest on March 3, 2012 provided that he remains employed by the Company on such date.

(6)	Mr. Flatt’s restricted stock holdings as of December 31, 2008 vest as follows, provided that he remains employed by the Company on such dates: 2,500 shares on January 2, 2010; 3,125 shares on July 1, 2010; 3,125 on January 12, 2011 and 3,125 on January 14, 2012.

(7)	Mr. Ingram’s restricted stock holdings as of December 31, 2008 vest as follows, provided that he remains employed by the Company on such dates: 10,000 shares on January 2, 2010; 3,125 shares on July 1, 2010; 2,000 shares on September 19, 2010; 3,125 shares on January 12, 2011 and 3,125 shares on January 14, 2012.

(8)	Ms. Pope’s restricted stock holdings as of December 31, 2008 vest as follows, provided that she remains employed by the Company on such dates: 3,000 shares on January 2, 2010; 1,500 shares on July 1, 2010; 2,000 shares on September 19, 2010; 1,500 shares on January 12, 2011 and 2,125 shares on January 14, 2012.

2008 Option Exercises and Stock Vested

Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise (1)

Steven G. Rogers	—	$—
J. Mitchell Collins	—	$—
William R. Flatt	1,500	$11,108
James M. Ingram	—	$—
Mandy M. Pope	—	$—

(1)	On April 9, 2008, Mr. Flatt exercised 1,500 stock options with an exercise price of $31.125 per share. Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.
Potential Payments Upon Change in Control
Benefits to Named Executive Officers in the Event of a Change in Control
          The Company does not have employment agreements with any of its executive officers. The Company has entered into change in control agreements with certain officers, including the Named Executive Officers. The change in control agreement, as amended and restated January 1, 2008, provides that if an executive’s employment is terminated (other than for cause, death or disability) or the executive leaves the Company’s employment for good reason within 20 months after a change in control, the Company will pay a benefit to the executive equal to a multiple (2.99 in the case of Messrs. Rogers, Collins, Flatt and Ingram and 2.5 in the case of Ms. Pope) of the executive’s base salary in effect on the termination date plus the average of the amount of annual bonus accrued in the three calendar year period ending on the December 31 prior to the change in control. The change in control agreements also give the executives the ability to leave the employment of the Company at any time during the six month period after the change in control in which case the executives will receive a payment of one-half of the amount set forth above. Change in control is defined in such agreement as (i) any change in control of a nature that would be required to be represented under the Exchange Act proxy rules; (ii) any person acquiring beneficial ownership of securities representing 30 percent or more of the combined voting power of the Company’s outstanding securities; (iii) certain changes in the Company’s Board of Directors; (iv) certain mergers; (v) the approval of a plan of liquidation by the Company; or (vi) the sale or other transfer of at least 50 percent of the Company’s gross real estate assets (as measured by GAAP) to a single buyer within a 12-month period, provided the proceeds are not reinvested in similar real estate assets or investments.
          Additionally, within 30 days of the date of termination, upon surrender by the executive of his or her outstanding non-qualified stock options granted by the Company, the Company will pay an amount equal to the difference between the exercise price of each outstanding option and the fair market value of the Company’s Common Stock at the time of such termination. Pursuant to the terms of the Company’s 2003 Equity Incentive Plan as well as the Company’s 1994 Stock Option and Long-Term Incentive Plan, as amended, upon a change in control, all restrictions otherwise applicable with respect to incentive restricted shares shall lapse, the restricted period shall expire and any prescribed conditions shall be deemed to be satisfied.

Summary of Termination Payments and Benefits
          The following table summarizes the value of the termination payments and benefits that the Named Executive Officers would receive if they had terminated employment on December 31, 2008 within the applicable period following a change in control.

	(1)
	Cash	(2)	Total
	Severance	Acceleration of	Termination
Name	Payment	Equity Awards	Benefits

Steven G. Rogers
Termination for cause, death or disability	$—	$—	$—
Involuntary or good reason termination	$2,156,555	$1,304,219	$3,460,774
Voluntary termination	$1,078,278	$1,304,219	$2,382,497

J. Mitchell Collins
Termination for cause, death or disability	$—	$—	$—
Involuntary or good reason termination	$1,059,208	$64,541	$1,123,749
Voluntary termination	$529,604	$64,541	$594,145

William R. Flatt
Termination for cause, death or disability	$—	$—	$—
Involuntary or good reason termination	$1,048,755	$325,859	$1,374,614
Voluntary termination	$524,377	$325,859	$850,236

James M. Ingram
Termination for cause, death or disability	$—	$—	$—
Involuntary or good reason termination	$895,399	$634,497	$1,529,896
Voluntary termination	$447,700	$634,497	$1,082,197

Mandy M. Pope
Termination for cause, death or disability	$—	$—	$—
Involuntary or good reason termination	$490,156	$290,338	$780,494
Voluntary termination	$245,078	$290,338	$535,416

(1)	The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan and deferred compensation plan.

(2)	Includes the acceleration of restricted stock awards based on the closing price of the Company’s Common Stock ($18.00) on December 31, 2008 plus the dividends accrued through such date. Does not include the cash payout of stock options since all stock options were vested and exercisable as of December 31, 2008.
Compensation of Directors
          Under the director compensation program, each non-employee director receives an annual retainer of 600 shares of Common Stock on the date of the annual meeting of stockholders. Such shares are granted under the terms of the Company’s 2001 Directors Plan. Each non-employee director is paid $1,500 for each Board meeting attended. Members of the audit committee receive $1,500 for each meeting attended and the chairman of the audit committee receives $2,000 for each meeting attended. The audit committee chairman also receives an annual retainer of $15,000. Members of all other committees receive $750 for each meeting of a committee established by the Board of Directors attended. In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.

          Additionally, under the Company’s 2001 Directors Plan, a new director receives, upon initial election or appointment as a non-employee director, a stock award of 600 shares of Common Stock and, if the election or appointment is on a date other than an annual meeting date, a pro-rata portion of the 600 share annual retainer award.
          Mr. Rogers does not receive any compensation for serving the Company as a member of the Board of Directors or any of its committees. In 2008, Mr. Speed received cash compensation of $122,000 for his service as Chairman of the Board of Directors. The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2008:
2008 Director Compensation

			(2)		(3)
	Fees Earned		Stock		Option
Name	or Paid in Cash		Awards		Awards	Total
Daniel P. Friedman	$15,000	(1)	$27,432	(1)	$—	$42,432

Roger P. Friou	$43,500		$27,432		$—	$70,932

Martin L. Garcia	$15,000		$27,432		$—	$42,432

Michael J. Lipsey	$11,250		$27,432		$—	$38,682

Troy A. Stovall	$27,000		$27,432	(1)	$—	$54,432

Lenore M. Sullivan	$28,500	(1)	$27,432	(1)	$—	$55,932

(1)	Under the Parkway Properties Deferred Compensation Plan, Mr. Friedman and Ms. Sullivan elected to defer receipt of all cash fees received as a director and Mr. Friedman, Mr. Stovall and Ms. Sullivan elected to defer receipt of the annual stock retainer awards.

(2)	Compensation expense for the Director annual retainer awards is recognized over a 12-month period beginning July 1 of the year of grant, therefore the amount reported in this table includes compensation expense recognized in 2008 with respect to stock awards made in 2007 and 2008. The grant date fair value of the 2008 Director annual retainer award determined in accordance with SFAS 123R is $23,274, which is calculated by multiplying the number of shares by the closing price of the Company’s Common Stock on the date of grant. Similarly, the grant date fair value of the 2007 Director annual retainer award was $31,590. Compensation expense recognized during 2008 is calculated as 50% of the 2007 grant plus 50% of the 2008 grant.

(3)	No stock options were granted in 2008 and the Company did not recognize any compensation expense in 2008 with respect to options granted in prior years. As of December 31, 2008, the following non-employee directors had stock option holdings in the Company as indicated: Mr. Friedman, 3,000 options; Mr. Friou, 3,000 options; Mr. Garcia, 15,000 options; and Ms. Sullivan, 6,500 options.
Compensation Committee Interlocks
          As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Friedman, Garcia and Stovall. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Certain Transactions and Relationships
          Change in Control Agreement. The Company has entered into a change in control agreement with each of the Company’s executive officers. See “Potential Payments Upon Change in Control” above.
          Family Relationships. Leland Speed, Chairman, is the father of Warren Speed, an officer of the Company. Warren Speed earned $171,890 in salary and non-equity incentive plan compensation for 2008. Michael J. Lipsey, Director, is the father of Jayson Lipsey, an officer of the Company. Jayson Lipsey re-joined the Company in May 2008 and earned $101,115 in salary and non-equity incentive plan compensation for 2008.
          Related-Party Transactions Policies and Procedures. In March 2007, the Board of Directors adopted the written “Related-Party Transactions Policies and Procedures” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions with executive officers, directors, nominees, greater than five percent owners of Company stock, or immediate family members of any of the foregoing (“related persons”).
          The policy requires that any newly proposed transaction between the Company and a related person must be submitted to the Audit Committee for approval if the amount involved in the transaction is greater than $100,000 in a calendar year, the Company is a participant, and any related person has or will have an interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity) (“interested transactions”). If advance approval is not feasible, then the interested transaction will be considered for ratification at the next regularly scheduled meeting of the Audit Committee. In making its determination, the Audit Committee will consider, among other factors, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. On-going related person transactions are reviewed on an annual basis. No director will participate in any discussion or approval of an interested transaction for which he or she is a related party.
The following interested transactions do not require pre-approval by the Audit Committee:
1.	Any employment by the Company of an executive officer of the Company if (a) the related compensation is required to be disclosed in the Company’s proxy material or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy material if the executive officer was a “named executive officer” and the Company’s Compensation Committee approved, or recommended that the Board approve, such compensation.

2.	Any compensation paid to a director if the compensation is required to be disclosed in the Company’s proxy material.

3.	Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or less than 10 percent beneficial owner, if the aggregate amount involved does not exceed the greater of $250,000 or two percent of that company’s total annual revenues.

4.	Any charitable contributions by the Company to an entity at which the related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000 or two percent of the charitable organization’s total annual receipts.

5.	Any transaction where the related person’s interest arises solely from the ownership of Common Stock and all holders of Common Stock receive the same benefit on a pro rata basis.

6.	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
The Chair of the Audit Committee has the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new interested transaction deemed pre-approved pursuant to paragraph (3) or (4) above and each new interested transaction pre-approved by the Chair will be provided to the Audit Committee for its review.

OWNERSHIP OF COMPANY STOCK
Security Ownership of Certain Beneficial Owners
          To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), beneficially owned, as of March 20, 2009 more than five percent of the Common Stock, except as set forth in the following table.

	Amount of Common		Percent of
Name and Address	Stock Beneficially		Common
of Beneficial Owner	Owned		Stock (1)
T. Rowe Price Associates, Inc.	1,488,000	(2)	9.7%
100 E. Pratt Street Baltimore, Maryland 21202

The Vanguard Group, Inc.	1,393,628	(3)	9.1%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

Barclays Global Investors, NA.	1,361,483	(4)	8.9%
45 Fremont Street San Francisco, California 94105

Goldman Sachs Asset Management, L.P.	1,339,583	(5)	8.7%
32 Old Slip New York, New York 10005

(1)	Based on the number of shares of Common Stock outstanding on March 20, 2009 which was 15,369,802 shares.

(2)	Based upon an amended Statement on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”). These shares of Common Stock are owned by various individual and institutional investors which Price Associates serves as investment adviser with Power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that The Vanguard Group, Inc. has sole dispositive power with respect to 1,393,628 shares of Common Stock and Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 21,323 shares of Common Stock as a result of its serving as investment manager of collective trust accounts.

(4)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that Barclays Global Investors, NA. and related entities have sole voting power with respect to 1,096,807 shares of Common Stock and sole dispositive power with respect to 1,361,483 shares of Common Stock.

(5)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicates that Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC has shared dispositive power with respect to 1,339,583 shares of Common Stock and shared voting power with respect to 1,339,583 shares of Common Stock.

Security Ownership of Management
          Ownership Table. The following table sets forth the shares of Common Stock beneficially owned, as of March 20, 2009 by each director, nominee for director, executive officer of the Company and by the directors, nominees and executive officers as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock set forth in the table.

			(1)
	Number of Shares of		Percent of
	Common Stock		Common
	Beneficially Owned		Stock
Daniel P. Friedman	18,940	(2)	*
Roger P. Friou	27,631	(3)	*
Martin L. Garcia	27,600	(4)	*
Michael J. Lipsey	5,359	(5)	*
Steven G. Rogers	217,530	(6)	1.4%
Leland R. Speed	123,483	(7)	*
Troy A. Stovall	1,300	(8)	*
Lenore M. Sullivan	10,300	(9)	*
J. Mitchell Collins	16,975	(10)	*
William R. Flatt	38,317	(11)	*
James M. Ingram	47,628	(12)	*
Mandy M. Pope	22,475	(13)	*

Directors and executive officers as a group	557,538		3.6%

*	Less than 1%.

(1)	Based on the number of shares of Common Stock outstanding on March 20, 2008 which was 15,369,802 shares.

(2)	Includes 3,000 shares of Common Stock Mr. Friedman has the right to acquire pursuant to exercisable options granted under the 2001 Directors Plan and 900 shares of Common Stock Mr. Friedman owns as custodian for his child. Does not include 1,100 shares of Common Stock Mr. Friedman holds indirectly through the Parkway Properties, Inc. deferred compensation trust (the “Deferred Compensation Trust”). Mr. Friedman’s wife owns 3,625 shares of 8.00% Series D cumulative redeemable preferred stock (“Series D preferred stock”) that do not have voting rights at the Meeting.

(3)	Includes 3,000 shares of Common Stock Mr. Friou has the right to acquire pursuant to exercisable options granted under the 2001 Directors Plan and 21,731 shares of Common Stock owned by a limited partnership of which Mr. Friou is the sole general partner and his wife and two adult children are the sole limited partners.

(4)	Includes 9,000 shares of Common Stock Mr. Garcia has the right to acquire pursuant to exercisable options granted under the 2001 Directors Plan, 6,000 shares of Common Stock Mr. Garcia has the right to acquire pursuant to exercisable options granted under the 1991 Directors Stock Option Plan (the “1991 Directors Plan”), which was the predecessor of the 2001 Directors Plan, and 1,000 shares of Common Stock held in trust for Mr. Garcia’s children, of which Mr. Garcia is the trustee.

(5)	Includes 5,359 shares of Common Stock owned by the Lipsey Real Estate Fund.

(6)	Includes 33,375 shares of Common Stock Mr. Rogers has the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan and 67,750 shares of Common Stock granted as incentive restricted shares under the 2003 Equity Incentive Plan. Also includes 116,405 shares of Common Stock pledged as security on a personal line of credit. Does not include 39,000 shares of Common Stock Mr. Rogers holds indirectly through the Deferred Compensation Trust. Does not include 16,108 shares of Common Stock beneficially owned by Mr. Rogers’ wife as to which he disclaims beneficial ownership. Mr. Rogers also owns 1,100 shares of Series D preferred stock that do not have voting rights at the Meeting.

(7)	Includes 12,500 shares of Common Stock Mr. Speed has the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan. Does not include 8,000 shares of Common Stock Mr. Speed holds indirectly through the Deferred Compensation Trust. Does not include 21,157 shares of Common Stock owned by Mr. Speed’s wife, as to all of which Mr. Speed disclaims beneficial ownership.

(8)	Does not include 600 shares of Common Stock Mr. Stovall holds indirectly through the Deferred Compensation Trust. Does not include 150 shares of Common Stock held in Mr. Stovall’s wife’s retirement account, as to all of which Mr. Stovall disclaims beneficial ownership.

(9)	Includes 6,500 shares of Common Stock Ms. Sullivan has the right to acquire pursuant to exercisable options granted under the 2001 Directors Plan. Does not include 1,100 shares of Common Stock Ms. Sullivan holds indirectly through the Deferred Compensation Trust.

(10)	Includes 16,100 shares of Common Stock granted to Mr. Collins as incentive restricted shares under the 2003 Equity Incentive Plan.

(11)	Includes 4,594 shares of Common Stock Mr. Flatt has the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan and 25,375 shares of Common Stock granted as incentive restricted shares under the 2003 Equity Incentive Plan. Also includes 2,000 shares of Common Stock pledged as security on a personal line of credit. In addition, includes approximately 8 shares of Common Stock held indirectly through a trust for the benefit of Mr. Flatt’s niece.

(12)	Includes 29,375 shares of Common Stock granted to Mr. Ingram as incentive restricted shares under the 2003 Equity Incentive Plan. Also includes 3,875 shares of Common Stock pledged as security on a personal line of credit. Does not include 6,375 shares of Common Stock Mr. Ingram holds indirectly through the Deferred Compensation Trust.

(13)	Includes 835 shares of Common Stock Ms. Pope has the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan and 17,125 shares of Common Stock granted as incentive restricted shares under the 2003 Equity Incentive Plan.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent stockholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2008, no directors or executive officers of the Company were late in filing reports under Section 16(a).
CHANGE IN INDEPENDENT ACCOUNTANTS
Engagement of KPMG LLP
          On June 30, 2008, the Audit Committee of the Company’s Board of Directors unanimously approved the engagement of KPMG LLP (“KPMG”) as its new independent registered public accounting firm, effective immediately.
          Since 2005, KPMG has audited the consolidated historical-cost and consolidated current-value financial statements of Parkway Properties Office Fund, LP (the “Fund”). The Company owns a 25% interest in the Fund. Since the Company is the sole general partner and has the authority to make major decisions on behalf of the Fund, thereby giving the Company a controlling interest, the Fund is included in the Company’s consolidated financial statements. KPMG’s report on the Fund’s consolidated historical-cost and consolidated current-value financial statements for the year ended December 31, 2007 and dated February 26, 2008 was issued on an unqualified basis in conjunction with the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
          During the Company’s two most recent fiscal years ended December 31, 2007 and in the subsequent interim period through June 30, 2008, the Company did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
Dismissal of Ernst & Young LLP
          On June 30, 2008, the Audit Committee of the Board of Directors unanimously approved the dismissal of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm, based on competitively bid audit proposals that resulted in the selection of KPMG by the Company’s Audit Committee. During the Company’s two most recent fiscal years ended December 31, 2007, and in the interim period between December 31, 2007 and June 30, 2008, there were no disagreements between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the matter of the disagreement in connection with their reports.
          The audit reports of E&Y on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended December 31, 2007 and 2006, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. E&Y’s report on the Company’s consolidated financial statements for the year ended December 31, 2007 and dated February 27, 2008 was issued on an unqualified basis in conjunction with the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
          None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s two most recent fiscal years ended December 31, 2007 or in the subsequent interim period through June 30, 2008.
          The Company has requested, and E&Y has furnished, a letter addressed to the Securities and Exchange Commission stating that E&Y agrees with the above statements made by the Company. A copy of E&Y’s letter dated July 7, 2008 was filed as Exhibit 16.1 to the Company’s Form 8-K filed July 7, 2008.
PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee of the Board of Directors has appointed KPMG to act as auditors for the fiscal year ending December 31, 2009, subject to shareholder ratification. A representative of KPMG is expected to be present at the Meeting and will have an opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.
          At the Meeting, the shareholders will be asked to ratify the selection of KPMG as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of KPMG to the shareholders for ratification because we value the shareholders’ views on the Company’s independent public accountants and as a matter of good corporate practice. In the event that the shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
          The affirmative vote of the holders of a majority of the votes cast, assuming a quorum is present at the Meeting, is required to ratify the appointment of KPMG. The Board of Directors of the Company unanimously recommend a vote FOR the ratification of KPMG as the Company’s independent registered public accounting firm for 2009. Unless otherwise instructed, proxies will be voted FOR ratification of the appointment of KPMG.

          In connection with the audit of the 2008 financial statements, the Company entered into an engagement agreement with KPMG which set forth the terms by which KPMG will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.
          The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG and E&Y for fiscal 2008 and 2007:

	2008	2007
Audit Fees (1)	$488,500	$571,858
Audit-Related Fees (2)	35,755	28,630
Tax Fees	18,500	—
All Other Fees	—	—

Total	$542,755	$600,488

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees also include travel and lodging costs incurred in connection with the rendering of audit services.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits, services related to business acquisitions and divestitures and other attestation services.
          Pre-Approval Policies and Procedures. In January 2008, the Audit Committee adopted a policy pursuant to which the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of non-audit services between Audit Committee meetings where accounting work and associated fees are $15,000 or less.
          The Audit Committee of the Board has considered whether provision of the services described above is compatible with maintaining the independent accountants’ independence and has determined that those services have not adversely affected KPMG’s independence.
OTHER MATTERS
          So far as management of the Company is aware, no matters other than those outlined in this Proxy Statement will be presented at the Meeting for action on the part of the stockholders. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares of Common Stock to which the proxy relates in accordance with their best judgment.

BY ORDER OF THE
BOARD OF DIRECTORS

J. Mitchell Collins
Executive Vice President, Chief Financial Officer and Secretary
Jackson, Mississippi

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PARKWAY PROPERTIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 14, 2009
The stockholders(s) hereby appoint(s) Steven G. Rogers and J. Mitchell Collins, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Parkway Properties, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 p.m. Central Time on May 14, 2009, at the Jackson Convention Complex, and any adjournment or postponement thereof.
          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PARKWAY PROPERTIES, INC.
188 EAST CAPITOL STREET, SUITE 1000
JACKSON, MS 39201
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via-email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Parkway Properties, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARKWAY PROPERTIES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AND THE LISTED NOMINEES AND FOR PROPOSAL 2.
Vote On Directors					For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s)on the line below.
1.	To elect seven directors to serve until the next Annual Meeting of Stockholders and until their Successors are elected and qualified.				All ☐	All ☐	Except ☐
	Nominees:
	01)	Daniel P. Friedman	05)	Leland R. Speed
	02)	Roger P. Friou	06)	Troy A. Stovall
	03)	Michael J. Lipsey	07)	Lenore M. Sullivan
	04)	Steven G. Rogers
Vote On Proposals								For	Against	Abstain
2.	To consider and ratify the appointment of KPMG LLP as independent accountants of the Company for the 2009 fiscal year							☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date